                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                         (AMENDMENT NO. ______________)*

                                  SOHU.COM INC.
                                (Name of Issuer)

                          COMMON STOCK, $.001 PAR VALUE
                         (Title of Class of Securities)

                                    83408W103
                                    ---------
                                 (CUSIP Number)

                                DECEMBER 31, 2000
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[X] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.     83408W103               13G                     PAGE 2 OF 29 PAGES
---------     ---------                                       ------------------


1    NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     Charles Zhang

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                    (a) [X]
                                                                    (b) [_]

3    SEC USE ONLY

4    CITIZENSHIP OR PLACE OF ORGANIZATION

     People's Republic of China

                               5   SOLE VOTING POWER

        NUMBER OF                   9,053,000
          SHARES
                               6   SHARED VOTING POWER
     BENEFICIALLY

        OWNED BY                    24,172,924

         EACH                  7   SOLE DISPOSITIVE POWER

       REPORTING                    9,053,000

          PERSON
                               8   SHARED DISPOSITIVE POWER
           WITH
                                    0

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     9,053,000


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                        [_]

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     25.3

12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

CUSIP NO.     83408W103               13G                     PAGE 3 OF 29 PAGES
---------     ---------                                       ------------------


1    NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     Nicholas Negroponte and Media Technologies, Inc. (Mr. Negroponte owns all of the capital stock of Media Technologies, Inc.)

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                    (a) [X]
                                                                    (b) [_]

3    SEC USE ONLY

4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Mr. Negroponte is a citizen of the U.S.A. Media Technologies, Inc. was organized in Massachusetts.

                               5   SOLE VOTING POWER

        NUMBER OF                   1,103,042

          SHARES
                               6   SHARED VOTING POWER
     BENEFICIALLY

        OWNED BY                    24,172,924

         EACH                  7   SOLE DISPOSITIVE POWER

       REPORTING                    1,103,042

          PERSON
                               8   SHARED DISPOSITIVE POWER
           WITH:
                                    0

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,103,042


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                        [_]

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     3.1

12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN/CO

CUSIP NO.     83408W103               13G                     PAGE 4 OF 29 PAGES
---------     ---------                                       ------------------


1    NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     Brant C. Binder, Brant Binder Grantor Retained Annuity Trust No. 1 and Brant Binder Grantor Retained Annuity Trust No. 2 (Brant Binder is the sole trustee of Brant Binder Grantor Retained Annuity Trust No. 1 and Brant Binder Grantor Retained Annuity Trust No. 2)

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                    (a) [X]
                                                                    (b) [_]

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.

                               5   SOLE VOTING POWER

        NUMBER OF                   1,127,654

          SHARES
                               6   SHARED VOTING POWER
     BENEFICIALLY

        OWNED BY                    24,172,924

         EACH                  7   SOLE DISPOSITIVE POWER

       REPORTING                    1,127,654

          PERSON
                               8   SHARED DISPOSITIVE POWER
           WITH:
                                    0

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,127,654

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                        [_]

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     3.2

12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN/OO/OO

CUSIP NO.     83408W103               13G                     PAGE 5 OF 29 PAGES
---------     ---------                                       ------------------


1    NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     Todd M. Binder

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                    (a) [X]
                                                                    (b) [_]

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.

                               5   SOLE VOTING POWER

        NUMBER OF                   7,361

          SHARES
                               6   SHARED VOTING POWER
     BENEFICIALLY

        OWNED BY                    24,172,924

         EACH                  7   SOLE DISPOSITIVE POWER

       REPORTING                    7,361

          PERSON
                               8   SHARED DISPOSITIVE POWER
           WITH:
                                    0

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     7,361

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                        [_]

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.02

12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

CUSIP NO.     83408W103               13G                     PAGE 6 OF 29 PAGES
---------     ---------                                       ------------------


 1        NAMES OF REPORTING PERSONS.
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          Edward B. Roberts, Edward B. Roberts Grantor Retained Annuity Trust, Mitchell J. Roberts 1994 Trust, Andrea L. Roberts 1994 Trust and Valerie J. Friedman 1994 Trust (Edward B. Roberts is the sole trustee of each of the four trusts mentioned above)

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) [X]
                                                                         (b) [_]

3        SEC USE ONLY


4        CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.

                               5        SOLE VOTING POWER

        NUMBER OF                         1,389,297

          SHARES
                               6        SHARED VOTING POWER
     BENEFICIALLY

        OWNED BY                          24,172,924

         EACH                  7        SOLE DISPOSITIVE POWER

       REPORTING                          1,389,297

          PERSON
                               8        SHARED DISPOSITIVE POWER
           WITH:
                                          0

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,389,297

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                             [_]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         3.9

12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IN/OO/OO/OO/OO

CUSIP NO.     83408W103               13G                     PAGE 7 OF 29 PAGES
---------     ---------                                       ------------------


 1        NAMES OF REPORTING PERSONS.
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          Charlotte Chaffin

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) [X]
                                                                         (b) [_]

3        SEC USE ONLY


4        CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.

                               5        SOLE VOTING POWER

        NUMBER OF                         3,900

          SHARES
                               6        SHARED VOTING POWER
     BENEFICIALLY

        OWNED BY                          24,172,924

         EACH                  7        SOLE DISPOSITIVE POWER

       REPORTING                          3,900

          PERSON
                               8        SHARED DISPOSITIVE POWER
           WITH:
                                          0

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,900

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                            [_]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.01

12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IN

CUSIP NO.     83408W103               13G                     PAGE 8 OF 29 PAGES
---------     ---------                                       ------------------


 1        NAMES OF REPORTING PERSONS.
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          Wilma Bieler

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) [X]
                                                                         (b) [_]

3        SEC USE ONLY


4        CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.

                               5        SOLE VOTING POWER

        NUMBER OF                         3,900

          SHARES
                               6        SHARED VOTING POWER
     BENEFICIALLY

        OWNED BY                          24,172,924

         EACH                  7        SOLE DISPOSITIVE POWER

       REPORTING                          3,900

          PERSON
                               8        SHARED DISPOSITIVE POWER
           WITH:
                                          0

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,900

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                             [_]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.01

12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IN

CUSIP NO.     83408W103               13G                     PAGE 9 OF 29 PAGES
---------     ---------                                       ------------------


1        NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Marc Rosenthal

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                    (a) [X]
                                                                    (b) [_]

3        SEC USE ONLY


4        CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.

                               5        SOLE VOTING POWER

        NUMBER OF                         3,900

          SHARES
                               6        SHARED VOTING POWER
     BENEFICIALLY

        OWNED BY                          24,172,924

         EACH                  7        SOLE DISPOSITIVE POWER

       REPORTING                          3,900

          PERSON
                               8        SHARED DISPOSITIVE POWER
           WITH:
                                          0

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,900

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                        [_]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.01

12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IN

CUSIP NO.     83408W103               13G                    PAGE 10 OF 29 PAGES
---------     ---------                                      -------------------


1        NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Andrea L. Roberts

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                    (a) [X]
                                                                    (b) [_]

3        SEC USE ONLY


4        CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.

                               5        SOLE VOTING POWER

        NUMBER OF                         27,648

          SHARES
                               6        SHARED VOTING POWER
     BENEFICIALLY

        OWNED BY                          24,172,924

         EACH                  7        SOLE DISPOSITIVE POWER

       REPORTING                          27,648

          PERSON
                               8        SHARED DISPOSITIVE POWER
           WITH:
                                          0

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         27,648

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                        [_]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.08

12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IN

CUSIP NO.     83408W103               13G                    PAGE 11 OF 29 PAGES
---------     ---------                                      -------------------


1        NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Mitchell J. Roberts

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                    (a) [X]
                                                                    (b) [_]

3        SEC USE ONLY


4        CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.

                               5        SOLE VOTING POWER

        NUMBER OF                         27,648

          SHARES
                               6        SHARED VOTING POWER
     BENEFICIALLY

        OWNED BY                          24,172,924

         EACH                  7        SOLE DISPOSITIVE POWER

       REPORTING                          27,648

          PERSON
                               8        SHARED DISPOSITIVE POWER
           WITH:
                                          0

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         27,648

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                        [_]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.08

12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IN

CUSIP NO.     83408W103               13G                    PAGE 12 OF 29 PAGES
---------     ---------                                      -------------------


1        NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Valerie J. Friedman

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                    (a) [X]
                                                                    (b) [_]

3        SEC USE ONLY


4        CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.

                               5        SOLE VOTING POWER

        NUMBER OF                         27,648

          SHARES
                               6        SHARED VOTING POWER
     BENEFICIALLY

        OWNED BY                          24,172,924

         EACH                  7        SOLE DISPOSITIVE POWER

       REPORTING                          27,648

          PERSON
                               8        SHARED DISPOSITIVE POWER
           WITH:
                                          0

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         27,648

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                        [_]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.08

12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IN

CUSIP NO.     83408W103               13G                    PAGE 13 OF 29 PAGES
---------     ---------                                      -------------------


1        NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Intel Corporation

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                    (a) [X]
                                                                    (b) [_]

3        SEC USE ONLY


4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

                               5        SOLE VOTING POWER

        NUMBER OF                         3,350,750

          SHARES
                               6        SHARED VOTING POWER
     BENEFICIALLY

        OWNED BY                          24,172,924

         EACH                  7        SOLE DISPOSITIVE POWER

       REPORTING                          3,350,750

          PERSON
                               8        SHARED DISPOSITIVE POWER
           WITH:
                                          0

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,350,750

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                        [_]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         9.4


12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         CO

CUSIP NO.     83408W103               13G                    PAGE 14 OF 29 PAGES
---------     ---------                                      -------------------


1        NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Maxtech Enterprises Limited

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                    (a) [X]
                                                                    (b) [_]

3        SEC USE ONLY


4        CITIZENSHIP OR PLACE OF ORGANIZATION

         British Virgin Islands

                               5        SOLE VOTING POWER

        NUMBER OF                         6,572,894

          SHARES
                               6        SHARED VOTING POWER
     BENEFICIALLY

        OWNED BY                          24,172,924

         EACH                  7        SOLE DISPOSITIVE POWER

       REPORTING                          6,572,894

          PERSON
                               8        SHARED DISPOSITIVE POWER
           WITH:
                                          0

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         6,572,894

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                        [_]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         18.3

12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         CO

CUSIP NO.     83408W103               13G                    PAGE 15 OF 29 PAGES
---------     ---------                                      -------------------


1        NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         IDG Technology Venture Investment, Inc.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                    (a) [X]
                                                                    (b) [_]

3        SEC USE ONLY


4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Massachusetts

                               5        SOLE VOTING POWER

        NUMBER OF                         992,887

          SHARES
                               6        SHARED VOTING POWER
     BENEFICIALLY

        OWNED BY                          24,172,924

         EACH                  7        SOLE DISPOSITIVE POWER

       REPORTING                          992,887

          PERSON
                               8        SHARED DISPOSITIVE POWER
           WITH:
                                          0

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         992,887

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                        [_]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         2.8

12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         CO

CUSIP NO.     83408W103               13G                    PAGE 16 OF 29 PAGES
---------     ---------                                      -------------------


1        NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Dow Jones & Company, Inc.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                    (a) [X]
                                                                    (b) [_]

3        SEC USE ONLY


4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

                               5        SOLE VOTING POWER

        NUMBER OF                         879,567

          SHARES
                               6        SHARED VOTING POWER
     BENEFICIALLY

        OWNED BY                          24,172,924

         EACH                  7        SOLE DISPOSITIVE POWER

       REPORTING                          879,567

          PERSON
                               8        SHARED DISPOSITIVE POWER
           WITH:
                                          0

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         879,567

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                        [_]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         2.5

12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         CO

CUSIP NO.     83408W103               13G                    PAGE 17 OF 29 PAGES
---------     ---------                                      -------------------

Item 1(a).    Name of Issuer:

              Sohu.com Inc.

Item 1(b).    Address of Issuer's Principal Executive Offices:

              7 Jianguomen Nei Avenue
              Suite 1519, Tower 2
              Bright China Chang An Building
              Beijing 100005
              People's Republic of China

                  Item 2(a)                                   Item 2(b)                                    Item 2(c)
                  ---------                                   ---------                                    ---------

            Name of Person Filing                              Address                                     Citizenship
            ---------------------                              -------                                     -----------
Charles Zhang                                  c/o Sohu.com Inc.                            People's Republic of China
                                               7 Jianguomen Nei Avenue
                                               Suite 1519, Tower 2
                                               Bright China Chang An Building
                                               Beijing 100005
                                               People's Republic of China

Nicholas Negroponte and Media Technologies,    c/o MIT Media Lab                            U.S.A./Massachusetts
Inc.                                           20 Ames Street, E15-208
                                               Cambridge, MA 02139

Brant C. Binder, Brant Binder Grantor          9 Bender Way                                 U.S.A.
Retained Annuity Trust No. 1 and Brant         Pound Ridge, NY 10576
Binder Grantor Retained Annuity Trust No. 2

Todd M. Binder                                 130 Delfern Road                             U.S.A.
                                               Los Angeles, CA 90077

Edward B. Roberts, Edward B. Roberts Grantor   The address for Edward B. Roberts and the    U.S.A.
Retained Annuity Trust, Mitchell J. Roberts    Edward B. Roberts Grantor Retained Annuity
1994 Trust, Andrea L. Roberts 1994 Trust and   Trust is:
Valerie J. Friedman 1994 Trust
                                               The Heritage
                                               Apartment 1102
                                               300 Boylston Street
                                               Boston, MA 02116

                                               The addresses for the Mitchell J. Roberts
                                               1994 Trust, the Andrea L. Roberts 1994
                                               Trust and the Valerie J. Friedman 1994
                                               Trust are listed below under Mitchell J.
                                               Roberts, Andrea L. Roberts and Valerie J.
                                               Friedman, respectively.

CUSIP NO.     83408W103               13G                    PAGE 18 OF 29 PAGES
---------     ---------                                      -------------------

            Name of Person Filing                              Address                              Citizenship
            ---------------------                              -------                              -----------
Charlotte Chaffin                              169 Fox Hill Road                            U.S.A.
                                               Needham, MA 02492

Wilma Bieler                                   14 Terhune Drive                             U.S.A.
                                               Westport, CT 06880

Marc Rosenthal                                 20 Lombard Street                            U.S.A.
                                               Newton, MA 02458

Andrea L. Roberts                              122 Naples Road                              U.S.A.
                                               Brookline, MA 02446

Mitchell J. Roberts                            17 Fellsmere Road                            U.S.A.
                                               Newton, MA 02459

Valerie J. Friedman                            39 Doubling Road                             U.S.A.
                                               Greenwich, CT 06830

Intel Corporation                              2200 Mission College Blvd.                   Delaware
                                               Santa Clara, CA 95052

Maxtech Enterprises Limited                    c/o MTI Administration Limited               British Virgin Islands
                                               22nd Floor, Hang Lung Centre
                                               2-20 Paterson Street
                                               Causeway Bay, Hong Kong

IDG Technology Venture Investment, Inc.        One Exeter Plaza                             Massachusetts
                                               The Penthouse Suite
                                               Boston, MA 02116

Dow Jones & Company, Inc.                      200 Liberty Street                           Delaware
                                               New York, NY 10281


Item 2(d).   Title of Class of Securities:

             Common Stock, $.001 par value.


Item 2(e).   CUSIP Number:

             83408W103

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

             (a) [ ]    Broker or dealer registered under Section 15 of the Act.

             (b) [ ]    Bank as defined in Section 3(a)(6) of the Act.

             (c) [ ]    Insurance Company as defined in Section 3(a)(19) of the
                        Act.

             (d) [ ] Investment Company registered under Section 8 of the Investment Company Act.

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CUSIP NO.     83408W103               13G                    PAGE 19 OF 29 PAGES
---------     ---------                                      -------------------


             (e) [ ]   An investment adviser in accordance with Rule 13d-1(b)(1)
                       (ii)(E) of the Act;

             (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F) of the Act;

             (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G) of the Act;

             (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

             (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

             (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J) of the
                       Act.

Item 4.      Ownership.

             (a) Amount Beneficially Owned: As of January 31, 2001, each of the following is the owner of record of the number of shares of Common Stock set forth next to his, her or its name:

                 Charles Zhang                               9,053,000 Shares(1)
                 Nicholas Negroponte and Media
                 Technologies, Inc.                          1,103,042 Shares(2)
                 Brant C. Binder, Brant Binder Grantor
                 Retained Annuity Trust No. 1 and
                 Brant Binder Grantor Retained Annuity
                 Trust No. 2                                 1,127,654 Shares(3)
                 Todd M. Binder                              7,361 Shares
                 Edward B. Roberts, Edward B. Roberts
                 Grantor Retained Annuity Trust, Mitchell
                 J. Roberts 1994 Trust, Andrea L. Roberts
                 1994 Trust and Valerie J. Friedman 1994
                 Trust                                       1,389,297 Shares(4)
                 Charlotte Chaffin                           3,900 Shares
                 Wilma Bieler                                3,900 Shares
                 Marc Rosenthal                              3,900 Shares
                 Andrea L. Roberts                           27,648 Shares
                 Mitchell J. Roberts                         27,648 Shares
                 Valerie J. Friedman                         27,648 Shares
                 Intel Corporation                           3,350,750 Shares
                 Maxtech Enterprises Limited                 6,572,894 Shares(5)
                 IDG Technology Venture
                 Investment, Inc.                            992,887 Shares
                 Dow Jones & Company, Inc.                   879,567 Shares

             (1) Includes options for 130,000 shares of Common Stock which are currently exercisable.

             (2) Includes a warrant for the purchase of 45,097 shares of Common Stock which is currently exercisable. 1,020,097 shares are held by Nicholas Negroponte and 82,945 shares are held by Media Technologies, Inc. Mr. Negroponte owns all of the capital stock of Media Technologies, Inc.


             (3) 994,652 shares are held by Brant Binder, 101,235 shares are held by Brant Binder Grantor Retained Annuity Trust No. 1 and 31,767 shares are held by Brant Binder Grantor Annuity Trust No. 2. Mr. Binder is the sole trustee of Brant Binder Grantor Annuity Trust No. 1 and Brant Binder Grantor Annuity Trust No. 2.

             (4) Includes options for 10,400 shares of Common Stock which are currently exercisable. 1,028,487 shares are held by Edward B. Roberts, 327,660 shares are held by Edward B. Roberts Grantor Retained Annuity Trust and 11,050 shares are held by each of Mitchell J. Roberts 1994 Trust, Andrea L. Roberts 1994 Trust and Valerie J. Friedman 1994 Trust.

CUSIP NO.     83408W103               13G                    PAGE 20 OF 29 PAGES
---------     ---------                                      -------------------

             Edward B. Roberts is the sole trustee of the four trusts mentioned in the preceding sentence.
             (5) Includes a warrant for the purchase of 212,675 shares of Common Stock which is currently exercisable. Maxtech Enterprises Limited is a British Virgin Islands corporation that is wholly-owned by Morningside Technologies Inc., a Cayman Islands corporation, which is in turn wholly-owned by Morningside CyberVentures Holdings Limited, a British Virgin Islands corporation, which is in turn wholly-owned by The NTX-II Trust, an Isle of Man Trust. The trustee of the trust is Verrall Limited, an Isle of Man corporation. Verrall Limited controls indirectly, through The NTX-II Trust, a 100% ownership interest in Maxtech Enterprises Limited, and has sole power to vote and dispose of the shares of Sohu held by Maxtech Enterprises Limited.

             All of the individuals and entities listed above share voting power of the shares of Common Stock which each individual or entity owns of record because such shares are subject to the Sohu.com Inc. Second Amended and Restated Stockholders' Voting Agreement dated October 18, 1999.

             (b) Percent of Class:

                 Charles Zhang                               25.3%
                 Nicholas Negroponte and Media
                 Technologies, Inc.                          3.1%
                 Brant C. Binder, Brant Binder Grantor
                 Retained Annuity Trust No. 1 and
                 Brant  Binder Grantor Retained Annuity
                 Trust No. 2                                 3.2%
                 Todd M. Binder                              0.02%
                 Edward B. Roberts, Edward B. Roberts
                 Grantor Retained Annuity Trust, Mitchell
                 J. Roberts 1994 Trust, Andrea L. Roberts
                 1994 Trust and Valerie J. Friedman 1994
                 Trust                                       3.9%
                 Charlotte Chaffin                           0.01%
                 Wilma Bieler                                0.01%
                 Marc Rosenthal                              0.01%
                 Andrea L. Roberts                           0.08%
                 Mitchell J. Roberts                         0.08%
                 Valerie J. Friedman                         0.08%
                 Intel Corporation                           9.4%
                 Maxtech Enterprises Limited                 18.3%
                 IDG Technology Venture
                 Investment, Inc.                            2.8%
                 Dow Jones & Company, Inc.                   2.5%

             The foregoing percentages are calculated based on the 35,625,716 shares of Common Stock reported to be outstanding as of November 14, 2000 in the Quarterly Report on Form 10-Q of Sohu.com Inc. for the quarter ended September 30, 2000, as adjusted pursuant to Rule 13d-3(d)(1) of the Act.

             (c) Number of shares as to which such person has:

                 (i) sole power to vote or to direct the vote:

                 Charles Zhang                               9,053,000 Shares
                 Nicholas Negroponte and Media
                 Technologies, Inc.                          1,103,042 Shares
                 Brant C. Binder, Brant Binder Grantor
                 Retained Annuity Trust No. 1 and Brant
                 Binder Grantor Annuity Trust No. 2          1,127,654 Shares
                 Todd M. Binder                              7,361 Shares

CUSIP NO.     83408W103               13G                    PAGE 21 OF 29 PAGES
---------     ---------                                      -------------------

                 Edward B. Roberts, Edward B. Roberts
                 Grantor Retained Annuity Trust, Mitchell
                 J. Roberts 1994 Trust, Andrea L. Roberts
                 1994 Trust and Valerie J. Friedman 1994
                 Trust                                       1,389,297 Shares
                 Charlotte Chaffin                           3,900 Shares
                 Wilma Bieler                                3,900 Shares
                 Marc Rosenthal                              3,900 Shares
                 Andrea L. Roberts                           27,648 Shares
                 Mitchell J. Roberts                         27,648 Shares
                 Valerie J. Friedman                         27,648 Shares
                 Intel Corporation                           3,350,750 Shares
                 Maxtech Enterprises Limited                 6,572,894 Shares
                 IDG Technology Venture
                 Investment, Inc.                            992,887 Shares
                 Dow Jones & Company, Inc.                   879,567 Shares

                 (ii) shared power to vote or to direct the vote:

                 Charles Zhang                               24,172,924 Shares
                 Nicholas Negroponte and Media
                 Technologies, Inc.                          24,172,924 Shares
                 Brant C. Binder, Brant Binder Grantor
                 Retained Annuity Trust No. 1 and Brant
                 Binder Grantor Retained Annuity
                 Trust No. 2                                 24,172,924 Shares
                 Todd M. Binder                              24,172,924 Shares
                 Edward B. Roberts, Edward B. Roberts
                 Grantor Retained Annuity Trust, Mitchell
                 J. Roberts 1994 Trust, Andrea L. Roberts
                 1994 Trust and Valerie J. Friedman 1994
                 Trust                                       24,172,924 Shares
                 Charlotte Chaffin                           24,172,924 Shares
                 Wilma Bieler                                24,172,924 Shares
                 Marc Rosenthal                              24,172,924 Shares
                 Andrea L. Roberts                           24,172,924 Shares
                 Mitchell J. Roberts                         24,172,924 Shares
                 Valerie J. Friedman                         24,172,924 Shares
                 Intel Corporation                           24,172,924 Shares
                 Maxtech Enterprises Limited                 24,172,924 Shares
                 IDG Technology Venture
                 Investment, Inc.                            24,172,924 Shares
                 Dow Jones & Company, Inc.                   24,172,924 Shares

                 (iii) sole power to dispose or to direct the disposition of:

                 Charles Zhang                               9,053,000 Shares
                 Nicholas Negroponte and Media
                 Technologies, Inc.                          1,103,042 Shares
                 Brant C. Binder, Brant Binder Grantor
                 Retained Annuity Trust No. 1 and
                 Brant Binder Grantor Retained Annuity
                 Trust No. 2                                 1,127,654 Shares
                 Todd M. Binder                              7,361 Shares

CUSIP NO.     83408W103               13G                    PAGE 22 OF 29 PAGES
---------     ---------                                      -------------------

                 Edward B. Roberts, Edward B. Roberts
                 Grantor Retained Annuity Trust, Mitchell
                 J. Roberts 1994 Trust, Andrea L. Roberts
                 1994 Trust and Valerie J. Friedman 1994
                 Trust                                       1,389,297 Shares
                 Charlotte Chaffin                           3,900 Shares
                 Wilma Bieler                                3,900 Shares
                 Marc Rosenthal                              3,900 Shares
                 Andrea L. Roberts                           27,648 Shares
                 Mitchell J. Roberts                         27,648 Shares
                 Valerie J. Friedman                         27,648 Shares
                 Intel Corporation                           3,350,750 Shares
                 Maxtech Enterprises Limited                 6,572,894 Shares
                 IDG Technology Venture
                 Investment, Inc.                            992,887 Shares
                 Dow Jones & Company, Inc.                   879,567 Shares

                 (iv) shared power to dispose or to direct the disposition of:

                 Charles Zhang                               0 Shares
                 Nicholas Negroponte and Media
                 Technologies, Inc.                          0 Shares
                 Brant C. Binder, Brant Binder Grantor
                 Retained Annuity Trust No. 1 and
                 Brant Binder Grantor Retained Annuity
                 Trust No. 2                                 0 Shares
                 Todd M. Binder                              0 Shares
                 Edward B. Roberts, Edward B. Roberts
                 Grantor Retained Annuity Trust, Mitchell
                 J. Roberts 1994 Trust, Andrea L. Roberts
                 1994 Trust and Valerie J. Friedman 1994
                 Trust                                       0 Shares
                 Charlotte Chaffin                           0 Shares
                 Wilma Bieler                                0 Shares
                 Marc Rosenthal                              0 Shares
                 Andrea L. Roberts                           0 Shares
                 Mitchell J. Roberts                         0 Shares
                 Valerie J. Friedman                         0 Shares
                 Intel Corporation                           0 Shares
                 Maxtech Enterprises Limited                 0 Shares
                 IDG Technology Venture
                 Investment, Inc.                            0 Shares
                 Dow Jones & Company, Inc.                   0 Shares

             Each of the individuals and entities listed above expressly disclaims beneficial ownership of any shares of Common Stock of Sohu.com Inc., except for any shares held directly of record or as discussed above.

Item 5.      Ownership of Five Percent or Less of a Class.

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

             Not applicable.

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CUSIP NO.         83408W103             13G                  PAGE 23 OF 29 PAGES
---------         ---------                                  -------------------


Item 6.          Ownership of More than Five Percent on Behalf of Another
                 Person.

                 Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                 Not applicable.

Item 8.          Identification and Classification of Members of the Group.

                 Charles Zhang, Nicholas Negroponte, Media Technologies, Inc., Brant C. Binder, Todd M. Binder, Brant Binder Grantor Retained Annuity Trust No. 1, Brant Binder Grantor Retained Annuity Trust No. 2, Edward B. Roberts, Charlotte Chaffin, Wilma Bieler, Marc Rosenthal, Edward B. Roberts Grantor Retained Annuity Trust, Mitchell J. Roberts 1994 Trust, Andrea L. Roberts 1994 Trust, Valerie J. Friedman 1994 Trust, Andrea L. Roberts, Mitchell J. Roberts, Valerie J. Friedman, Intel Corporation, Maxtech Enterprises Limited, IDG Technology Venture Investment, Inc. and Dow Jones & Company, Inc. are all members of a group because the shares of Common Stock of Sohu.com Inc. they own are subject to the Sohu.com Inc. Second Amended and Restated Stockholders' Voting Agreement, dated October 18, 1999, pursuant to which the parties have agreed to vote their shares of Common Stock in favor of the nominees for directors selected by each of Intel Corporation, Dow Jones & Company, Inc. and Maxtech Enterprises Limited.

Item 9.          Notice of Dissolution of Group.

                 Not applicable.

Item 10.         Certification.

                 Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c) of the Act.

CUSIP NO.         83408W103             13G                  PAGE 24 OF 29 PAGES
---------         ---------                                  -------------------

                                    SIGNATURE

     After reasonable inquiry and to the best of his, her or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:   February 13, 2001


                              /s/ Charles Zhang
                              -----------------
                              Charles Zhang



                              /s/ Nicholas Negroponte
                              -----------------------
                              Nicholas Negroponte



                              Media Technologies, Inc.

                              By: /s/ Nicholas Negroponte
                              ---------------------------
                              Name:  Nicholas Negroponte
                              Title: President


                              /s/ Brant C. Binder
                              -------------------
                              Brant C. Binder



                              /s/ Todd M. Binder
                              ------------------
                              Todd M. Binder



                              Brant Binder Grantor Retained Annuity Trust No. 1

                              By:  /s/ Brant C. Binder
                                   -------------------
                              Name:  Brant C. Binder
                              Title: Trustee


                              Brant Binder Grantor Retained Annuity Trust No. 2

                              By:  /s/ Brant C. Binder
                                   -------------------
                              Name:  Brant C. Binder
                              Title: Trustee


                              /s/ Edward B. Roberts
                              ---------------------
                              Edward B. Roberts

CUSIP NO.         83408W103             13G                  PAGE 25 OF 29 PAGES
---------         ---------                                  -------------------



                              /s/ Charlotte Chaffin
                              ---------------------
                              Charlotte Chaffin



                              /s/ Wilma Bieler
                              ----------------
                              Wilma Bieler



                              /s/ Marc Rosenthal
                              ------------------
                              Marc Rosenthal


                              Edward B. Roberts Grantor Retained Annuity Trust

                              By:  /s/ Edward B. Roberts
                                   ---------------------
                              Name:  Edward B. Roberts
                              Title:   Trustee


                              Mitchell J. Roberts 1994 Trust

                              By:  /s/ Edward B. Roberts
                                   ---------------------
                              Name:  Edward B. Roberts
                              Title:   Trustee


                              Andrea L. Roberts 1994 Trust

                              By:  /s/ Edward B. Roberts
                                   ---------------------
                              Name:  Edward B. Roberts
                              Title:   Trustee


                              Valerie J. Friedman 1994 Trust

                              By:  /s/ Edward B. Roberts
                                   ---------------------
                              Name:  Edward B. Roberts
                              Title:   Trustee



                              /s/ Andrea L. Roberts
                              ---------------------
                              Andrea L. Roberts



                              /s/ Mitchell J. Roberts
                              -----------------------
                              Mitchell J. Roberts

CUSIP NO.         83408W103             13G                  PAGE 26 OF 29 PAGES
---------         ---------                                  -------------------


                              /s/ Valerie J. Friedman
                              -----------------------
                              Valerie J. Friedman



                              Intel Corporation

                              By: /s/ Noel Lazo
                                 --------------------
                              Name: Noel Lazo
                              Title: Assistant Treasurer


                              Maxtech Enterprises Limited

                              By: /s/ George Chang
                                 --------------------
                              Name: George Chang
                              Title: Director


                              IDG Technology Venture Investment, Inc.

                              By: /s/ Quan Zhou
                                  -------------
                              Name: Quan Zhou
                              Title: President


                              Dow Jones & Company, Inc.

                              By: /s/ Peter Skinner
                                  -----------------
                              Name: Peter Skinner
                              Title: Executive Vice President